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                                                                 EXHIBIT 10.6


                           CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (the "Agreement") is made and entered into effective as of October 1, 1996 (the "Effective Date"), by and between Scott Kriens (the "Employee") and Juniper Networks, Inc., a California corporation (the "Company").


                                 R E C I T A L S

        A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a change of control (as defined below) of the Company.

        B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

        C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment following a Change of Control and thereby provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

        D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided herein.

        E. Certain capitalized terms used in the Agreement are defined in
Section 8 below.


                                    AGREEMENT

        In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

        1.     Duties and Scope of Employment.

               (a) Position. The Company shall employ the Employee in the position of Chief Executive Officer with such duties, responsibilities and compensation as in effect as of the Effective Date; provided, however, that the Board shall have the right, prior to the occurrence of a Change of Control, to revise such responsibilities and compensation from time to time as the Board may deem necessary or appropriate.


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               (b) Obligations. The Employee shall devote his full business efforts and time to the Company and its subsidiaries. The foregoing, however, shall not preclude the Employee from engaging in such activities and services as do not interfere or conflict with his responsibilities to the Company.

        2. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established Employee plans and policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) the date upon which this Agreement terminates by consent of the parties hereto. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

        3. Compensation and Benefits.

               (a) Base Compensation. The Company shall pay the Employee as compensation for services a base salary at the annualized rate agreed upon by the Company and the Employee as of the Effective Date in effect at the time of the Change of Control (as defined herein). Such salary shall be reviewed at least annually and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board of Directors. Such salary shall be paid periodically in accordance with normal Company payroll practices. The annual compensation specified in this Section 3(a), together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as "Base Compensation."

               (b) Bonus. Beginning with the Company's next fiscal year and for each fiscal year thereafter during the term of this Agreement, if the Board implements a bonus program, the Employee shall be eligible to receive an annual bonus (the "Bonus") based upon targets approved prior to the beginning of each fiscal year by the Board (the "Target Bonus"). The Bonus payable hereunder shall be paid in accordance with the Company's normal practices and policies.

               (c) Employee Benefits. The Employee shall be eligible to participate in the Employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

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        4. Change of Control.

               (a) Accelerated Vesting Upon a Change of Control. In the event of a Change of Control, in addition to any portion of the Employee's restricted stock and options that were vested immediately prior to such Change of Control, shares of restricted stock shall be released from the repurchase option and options shall become vested and exercisable as to an additional amount as though the Employee had remained continuously employed for a period of eighteen (18) months following such Change of Control. In addition, at a Change of Control, shares of restricted stock and options shall be released from the repurchase option and options shall become vested and exercisable at a rate which is 1.5 times the rate otherwise set forth in the Agreement for a period of twelve (12) full calendar months following the Change of Control; provided however, if the Employee's employment with the Company terminates at any time within such twelve
(12) month period after a Change of Control as a result of Involuntary Termination other than for Cause, then upon such termination, shares of restricted stock shall be released from the repurchase options and options shall become vested and exercisable with respect to all of the shares which otherwise would vest during such twelve (12) month period under this section; provided further that if such Involuntary Termination results from an event described in
Section 8(b)(i), (ii), (iii), (iv) or (v), Employee shall agree to provide transition services pursuant to Section 5 hereof and during such transition period, shares of restricted stock shall be released from the repurchase option and options shall become vested and exercisable at a rate which is 1.5 times the rate otherwise set forth in the Agreement.

               (b) Compensation. In addition to the above, if Employee's employment with the Company is terminated as a result of an Involuntary Termination other than for Cause, upon a Change of Control, Employee shall be entitled to receive Base Compensation and Benefits for a period of three (3) months.

        5. Transition Services. Following a Change of Control, if the Board of Directors so requests, Employee shall continue his employment for a period not to exceed twelve (12) months to assist in the transition. Employee's duties and obligations under this Section 5 are limited solely to provide transition services. Any additional or other duties or obligations must be negotiated separately. During such time, Employee shall continue to receive an amount equal to the Base Compensation (including bonus) and Benefits for the year in which the Change of Control occurs.

        6. Termination Apart from a Change of Control. If Employee's employment is terminated as a result of Involuntary Termination other than for Cause, he shall be entitled to receive three (3) months Base Compensation and Benefits, regardless of whether there has been a Change of Control. In addition, if no Change of Control has occurred, Employee's restricted stock shall be released from the repurchase option and options shall become vested and exercisable as to an additional amount as though the Employee had remained continuously employed for a period of three (3) months.

        7. Certain Business Combinations. In the event it is determined by the Board of Directors, upon receipt of a written opinion of the Corporation's independent public accountants, that the enforcement of any Section or subsection of this Agreement, including, but not limited to,



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Section 4(a) hereof, which allows for the acceleration of the release of the repurchase option with respect to restricted shares of the Corporation's common stock upon a termination in connection with a Change of Control, would preclude accounting for any proposed business combination of the Corporation involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section or subsection of this Statement shall be null and void. For purposes of this Section 7, the Board's determination shall require the unanimous approval of the disinterested Board members.

        8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

               (a) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                        (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, other than in a private financing where securities are acquired directly from the Company;

                        (ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                        (iii) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

               (b) Involuntary Termination. "Involuntary Termination" shall mean
(i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities, or the removal of the Employee from such position and responsibilities, unless the Employee is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) without the Employee's express written


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consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a significant reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of Employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than 50 miles from the Employee's then present location; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or
(vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 10 below.

               (c) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by the Employee of the Employee's obligations which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

               (d) Disability. "Disability" shall mean that the Employee has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be unreasonably withheld).

               (e) Termination Date. "Termination Date" shall mean the date on which either party delivers a notice of termination to the other.

        9. Successors.

               (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.


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               (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        10. Notice.

               (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

               (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

        11. Arbitration. At the option of either party, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration in accordance with the rules and regulations of the American Arbitration Association.

            The arbitrator shall be selected as follows: in the event the Company and the Employee agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Employee do not so agree, the Company and the Employee shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

            Arbitration shall take place at Santa Clara County, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the Company or the Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. The arbitrator, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature,


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including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs, provided that punitive damages shall not be awarded. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

               Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

        12. Miscellaneous Provisions.

               (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

               (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

               (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

               (f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (d) shall be void.

               (g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

               (h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another



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affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

               (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                               JUNIPER NETWORKS, INC.


                                       By:
                                           -------------------------------------
                                       Title:
                                              ----------------------------------

EMPLOYEE:                              -----------------------------------------
                                       Scott Kriens



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